Exhibit 5.3

Yaakov Neeman*

Tuvia Erlich

Meir Linzen

Alan Sacks

Yaacov Brandt

Ehud Sol

Janet Levy Pahima

Amir Seraya

Yael Bar-Shai

Yaacov Sharvit

Baruch Katzman

David Zailer

Mark Phillips

Adam Eytan

Orly Gerbi

Moshe Hardi

Gilad Wekselman

Yossi Ashkenazi

Gil White

Anthony Leibler

Eldad Chamam

Ilanit Landesman Yogev

Limor Hodir

Ory Nacht

Esther Sternbach

Ariel Flavian

Nati Simchony

Roni Libster

Karen L. Elburg

Hanan Haviv

Roy Nachimzon

Liat Shaked-Katz

Ruth Dagan

Asher Dovev

Odelia Offer

Sharon Petel

Moria Tam-Harshoshanim

Guy Katz

Daniel Reisner

Nurit Dagan

Yaniv Dinovitch

Nir Raber

Harriet Finn

Ofir Segev

Ran Hai

Ronen Reingold

Haya Ehrman

Tal Dror Schwimmer

Shai Kagan

Chagai Vered

Gilad Majerowicz

Yuval Navot

Irit Roth

Michal Caspi

Shira Margalit -Elbaz

Yehoshua Shohat Gurtler

Shachar Porat

Amir Peres

Yair Geva

Nir Dash

Itzhak Shragay

Tamara Tapoohi Waldman

Hanna Bilavsky

Saar Pauker

Orit Hipsher

Moshe Yaacov

Daniel Lipman Lowbeer

Carmit Keanan

Neil Wilkof

Nimrod Kozlovski

Moran Yemini

Ofer Granot

Ron Ben-Menachem

Dan Sharot

Ronen Hausirer

Gilad Neeman

Ayelet Regavim K.

Ariel Yosefi

Asaf Nahum

Natalie Jacobs

Roi Hayun

Eyal Bar-Zvi

Yariv Ben-Dov

Talya Solomon

Haim Machluf

Yuval Meidar

Aviram Hazak

Itai Sarfaty

Ran Kedem

Ra'anan Sagi

Revital Katz

Tal Hamdi

Neta Dorfman-Raviv

Yuval Zilber

Vladi Borodovsky

Gal Schwartz

Assaf Klein

Hen Tirosh

Racheli Pry-Reichman

Ifat Pagis-Gelman

Yael Chervinsky Edan

Maayan Hammer-Tzeelon

Adina Shapiro

Tsouriel Picard

Itay Lavi

Eran Wagner

Dana Zur-Neumann

Gal Eschet

Zohar Yahalom

Galia Kleinman

Inbal Altman

Ruth Bergwerk

Iris Achmon

Rotem Virnik

Robert Wiseman

Yoni Frider

Na’ama Babish

Avital A. Shlomovich

Michal Haberfeld

Orli Gal

Zeev Kallach

Gilad Shay

Chen Luzzatto

Keren Assaf

Limor Shechter Lerner

Lev Zigman

Noa Landau Bar-Ner

Uriel Mozes

Elad Wieder

Tamar Bachar

Nir Gal

Nir Farber

Michal Lavi

Adar Ortal

Ohad Elkeslassy

Efrat Tzur

Dana Kashi

Nir Miller

Dikla Nassi

Yotam Blaushild

Liran Barak

Chen Moyal

Boaz Nahshoni

Michal Pereg

Erez Nahum

Maor Roth

Rosie Mordoch-Ron

Rani Hirsh

Roni Cohen Pavon

Ilana Zibenberg

Zara Gold

Pini Duek

Sahar Regev

Jenia Melkhior

Karin Fried

Tal Avigdory

Yehonatan Ohayon

Lital Wolfovitz

Reut Alcalay

Aviv Parienty

Rafael Herbst

Sarit Shainboim

Yael Hauser

Ido Manor

Shiran Shouldiner

Marian Fertleman

Itamar Gur

Yehuda Hommfor

Doron Hindin

Amit Laufer

Talia Blazer

Shani Gertzman

Maayan Clara Padlon

Einat Steiner

Tom Waltner

Eitan Ella

Noa Leon

Natan Rosenwasser

Grigory Danovich

Maya Rozenwax

Yoav Sananes

Alon Abcasis

Natan Wiesenberg

Ilan Eliav

Chen Biton Joseph

Eliran Doyev

Orr Diskin

Roi Lagrisi

Daniel Paz

Sharon Zfoni

Gal Sagi

Sharbel Shama

Ziv Schwartz

Erez Abu

Hofit Cahana

Elad Gershkovich

Mark Goldman

Adam Salkin

Gilad Eshed

Uriya Gehasi

Maayan Menashe

Zecharia Rechtschaffen

Nitzan Schindler

Moran Zochovizky

Harel Elazar

Liran Ben Asuly

Batell Vallentine Blaish

Dana Baranes

Asaf Bar Natan

Elina Shechter

Meitar Victor Neil Hadad Shira Peled Anat Tsur Rachel Rinberg-Shuri

*Founding Partner

Digital Turbine, Inc.	January 23, 2017
1300 Guadalupe Street, Suite 302	File No: 47634
Austin, Texas 78701
United States of America

Ladies and Gentlemen,

Re:      Digital Turbine (EMEA) LTD.

1.	Introduction

We have been requested by Digital Turbine, Inc., a Delaware corporation (“DTI”), to provide this opinion in connection with its indirect wholly-owned subsidiary, Digital Turbine (EMEA) LTD., an Israeli company with registration no. 514502875 (the “Company”), in connection with a guarantee by the Company (the “Guarantee”) pursuant to an Indenture dated as of September 28, 2016, by and among DTI, the Company, U.S. Bank National Association, and certain other parties named therein, as supplemented by the First Supplemental Indenture, dated as of January 12, 2017, by and among DTI, the Company, U.S. Bank National Association, and certain other parties named therein (together, the “Indenture”), pursuant to which DTI issued 8.75% Convertible Notes due in 2020 (the “Notes”). We have not been involved in the negotiation or execution of the Guarantee, the Indenture, the Notes or any other related documents.

This opinion is rendered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the U.S. Securities Act of 1933 (the “Act”) regarding the Guarantee and the Indenture under the laws in force at the date of this opinion in the State of Israel.

2.	Israeli Law

This opinion is limited to Israeli law as applied by the Israeli courts and published and in effect on the date of this opinion. This opinion is given on the basis that all matters relating to it will be governed by and construed in accordance with Israeli law.

3.	Documents Reviewed

For the purpose of this opinion, we have examined copies of such documents as we have deemed necessary or appropriate, including the following documents:

3.1.	A copy of the Certificate of Incorporation of the Company;

3.2.	A copy of the Articles of Association of the Company (the “Articles”);

3.3.	Copies of resolutions of the Board of Directors of the Company dated September 28, 2016 and January 6, 2017 (together, the “Board Resolutions”), regarding the offering of the Notes, the Indenture and the Guarantee;

3.4.	A copy of the Indenture, including the Guarantee as set forth therein;

3.5.	The results of an on-line search of the Company’s records with the Israeli Companies Registrar made on the date hereof (the “Printouts”); and

3.6.	An Officer’s Certificate dated as of the date hereof, addressed to us, from the Company's Chief Executive Officer and the Company’s Controller;

(collectively, the “Reviewed Documents”).

4.	Assumptions

For the purposes of this opinion we have assumed without further enquiry:

4.1.	that no laws other than those of the State of Israel would affect any of the conclusions stated in this opinion;

4.2.	the authenticity of all records, documents, and instruments reviewed by us, the genuineness of all signatures, the legal capacity of natural persons executing or approving such records, the conformity to the originals of all records, documents, and instruments submitted to us as copies, and the genuineness of such originals;

4.3.	the Reviewed Documents are true, complete and up-to-date copies, have not been amended or rescinded and are in full force and effect and no other action has been taken which may affect any of the matters passed upon in this opinion; all facts stated in the Reviewed Documents submitted to us are and continue to be correct and no relevant matter has been withheld from us, whether deliberately or inadvertently;

4.4.	the Indenture and the Guarantee: (i) are within the capacity and powers of and have been validly authorized, executed and delivered by all parties to it other than the Company; and (ii) constitute valid and binding obligations of all the parties to them under all relevant laws but without assuming the conclusions of our opinions herein;

4.5.	each person identified as a director of the Company under the Printout serves as such;

4.6.	each person who signed and/or delivered the Indenture and Guarantee on behalf of the Company had legal capacity to do so;

4.7.	that the Board Resolutions and the Articles remain in full force and effect without modification;

4.8.	in relation to the Board Resolutions: (i) with respect to a meeting, the meeting was properly convened and a quorum was present at all times; (ii) all directors who attended and voted at that meeting, or if applicable, all directors who consented, were entitled to do so; (iii) the resolutions passed at that meeting or by written consent were properly passed and have not been varied or revoked; and (iv) all provisions relating to the declaration of directors’ interests or the power of interested directors to vote were properly complied with;

4.9.	no party to the Indenture or Guarantee is conducting or will conduct any relevant transaction or any associated activity in a manner or for a purpose not evident on the face of the Indenture or Guarantee which might render the Indenture or Guarantee or any relevant transaction or associated activity illegal, void, voidable or unenforceable;

4.10.	no liquidator, administrator, receiver or like person has been appointed to the Company and there is no current application for the winding up of the Company (and we note the Printout do not reveal any such appointment or application);

4.11.	the Indenture and Guarantee remain effective and has not been amended, novated, released or terminated and no rights under the Indenture and Guarantee have been waived;

4.12.	that the information disclosed by the Printout is accurate and has not since been altered, and that the Printout did not fail to disclose any information that had been delivered for registration or fail to elicit any material information;

4.13.	that no fraud, dishonesty, forgery, coercion, duress or breach of fiduciary duty exists or will exist with respect to any of the matters relevant to the opinions expressed in this letter; and

4.14.	all acts, conditions or things required to be fulfilled, performed or effected in connection with the issuance and sale of the Notes and the execution or delivery of the Indenture and the Guarantee under the laws of any jurisdiction (other than Israel) will be duly fulfilled, performed and complied with.

5.	Opinions

Based on the Reviewed Documents, the assumptions set forth in Section 4 above and subject to the qualifications set forth in Section 6 below and to any matters not disclosed to us, we are of the following opinion with regard to the Company and the Guarantee:

5.1.	The Company has been duly incorporated and it validly exists under the laws of the State of Israel.

5.2.	The Company has the corporate power to enter into and perform its obligations under the Indenture and the Guarantee and has taken all necessary corporate and other action to authorize the execution, delivery and performance by the Company of the Indenture and the Guarantee.

5.3.	The Indenture and the Guarantee has been validly executed by the Company.

5.4.	The execution, delivery and performance by the Company of the Indenture and the Guarantee do not contravene or cause a breach or default under, and will not result in any contravention of, or breach or default under (i) the Articles, or (ii) the laws of the State of Israel applicable to companies generally,

5.5.	The courts of the State of Israel has discretion, but should apply to any claim or controversy arising under the Indenture or the Guarantee the law of the State of New York, which is the local law governing the Indenture and the Guarantee designated therein by the parties thereto.

6.	Qualifications

This opinion is subject to the following qualifications:

6.1.	We have considered such questions of Israeli law for the purpose of rendering this opinion as we have deemed necessary. We are members of the Bar of the State of Israel and do not render any opinion regarding the laws of any jurisdiction other than the laws of the State of Israel.

6.2.	We express no opinion as to the effect of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

6.3.	Except for the Printout, we have not made any search of the public docket or the records of any court, governmental agency, administrative agency or any other body in connection with the delivery of this opinion.

6.4.	Claims may become barred under the Prescription Law 5718-1958, which states that a suit arising from a cause of action must be filed within seven years of the creation of such cause of action (other than with respect to causes of action relating to rights in land). Therefore, in principle, should the counterparties fail to bring a claim against the Company under the Indenture or the Guarantee within seven years from the date on which they were first able to do so, such counterparties would be proscribed from bringing such claim. In addition, under general principles of Israeli law, a claim may be rejected by the courts on the basis of the equitable principle of undue delay (for example, if the claimant led the defendant to believe that it had waived its claim, and the defendant altered its behaviour as a result thereof).

6.5.	This opinion is based in part on the Printout. We note that the records of the Israeli Companies Registrar available for public search may not be complete or up to date. For example, the Printout is not capable of revealing conclusively whether or not a winding-up or corporate recovery petition has been presented to the court, a receiver appointed or any other insolvency or corporate recovery proceedings commenced.

6.6.	The purpose of our professional engagement was not to establish or confirm factual matters or financial or quantitative information. Therefore, we are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of the statements or information contained in the Registration Statement on Form S-1 filed with the U.S. Securities and Exchange Commission on October 28, 2016, related to the Notes (Registration No. 333-214321) (the “Registration Statement”), DTI’s annual or current reports, or any other document filed by DTI or the Company with the U.S. Securities and Exchange Commission and have not made, nor undertaken any obligation to make, an independent check or verification thereof.

6.7.	We express no opinion as to: (i) the binding nature, effect or enforceability of the Indenture or the Guarantee; (ii) whether the representations and warranties made or given or to be made or given by DTI or the Company in the Indenture and Guarantee are correct except in so far (and to the extent) as any such representation or warranty relates to a matter which is the subject of this opinion; (iii) any agreement, document or other instrument (other than the Indenture and Guarantee) referred to in, contemplated by, or in any way connected with, the Indenture and Guarantee (including the Registration Statement or the prospectus related to the Notes); or (iv) matters of fact, and in that regard we note that we did not conduct any investigation in respect of the accuracy of any facts set out in the Indenture and Guarantee, the Registration Statement or any prospectus related to the Notes or the certificate and minutes referred to in paragraph 3.3 above, other than by obtaining and reviewing the Printout.

6.8.	We have not taken into account the implications of any pending or forthcoming legislative or regulatory proposal or amendment or any litigation, hearing or judgment pending in the State of Israel, including but not limited to, any matter not yet decided on appeal.

6.9.	We are not assuming any obligation to notify you of any changes in this opinion as a result of any changes in fact or law that may come to our attention in the future.

6.10.	A court will not give effect to a choice of laws to govern the Indenture and Guarantee or to a submission to the jurisdiction of certain courts if to do so would be contrary to public policy in the State of Israel.

7.	Reliance & Consent

This opinion is rendered to you in connection with the Guarantee as contemplated by the Indenture. We consent to the reliance on this opinion, in connection with the matters set out in it, by Manatt, Phelps & Phillips LLP for the purposes of any opinion to be given by it in connection with the Indenture and the Guarantee and which will be filed as an exhibit to the Registration Statement filed with the Securities and Exchange Commission in connection with the Guarantee, the Indenture and the Notes.

We consent to this opinion being filed as an exhibit to the Registration Statement in relation to the Indenture and Guarantee and to the use of our name, Herzog Fox & Neeman, under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Yours faithfully,

/s/ Herzog Fox & Neeman